Exhibit 99.1

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SeaChange International Announces Fourth Quarter and Full Year Fiscal 2010 Results

•	Break-even GAAP results for the fourth quarter: Non-GAAP EPS of $0.07 per share
•	Initiated cost reduction actions in the current quarter to drive margin improvement
•	Re-alignment of senior management

ACTON, Mass. (March 11, 2010) – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of software and hardware solutions for video-on-demand (VOD) television, announced financial results for its fiscal 2010 fourth quarter and full year ended January 31, 2010. Total revenues for the fourth quarter under generally accepted accounting principles (GAAP) were $53.0 million, which was $1.0 million lower than revenues of $54.0 million for the fourth quarter of fiscal 2009. Total non-GAAP revenues for the fourth quarter of $54.1 million were $0.1 million higher than revenues for last year’s fourth quarter. The Company had GAAP break-even results for the fourth quarter compared with net income of $4.8 million or $0.15 per diluted share for the previous year’s fourth quarter. Non-GAAP net income for this year’s fourth quarter was $2.3 million or $0.07 per share compared to non-GAAP net income of $5.8 million or $0.19 per share for the fourth quarter of last year.

Total revenues for all of fiscal 2010, ended January 31, 2010, were $201.7 million, which was $0.1 million lower than total revenues of $201.8 million for the prior fiscal year. GAAP net income for fiscal 2010 was $1.3 million or $0.04 per share, compared with GAAP net income of $10.0 million or $0.32 per share for fiscal 2009. Non-GAAP net income for fiscal 2010 was $8.0 million or $0.25 per share compared with non-GAAP net income of $13.9 million or $0.44 per share for fiscal 2009.

The Company ended the fourth quarter of fiscal 2010 with cash, cash equivalents and marketable securities of $48.5 million and no debt compared to $53.4 million and no debt at the end of the third quarter of fiscal 2010. An increase in accounts receivable caused by the timing of several large orders at the end of the fourth quarter along with $1.6 million of capital expenditures was partially offset by $3.8 million of non-cash depreciation, amortization and stock compensation expense.

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SeaChange Q4 FY ’10 Earnings/Page 2

Total revenues from the Company’s Software segment in the fourth quarter of fiscal 2010 were $34.9 million, which were $2.9 million or 9% higher than Software segment revenue of $32.0 million generated in last year’s fourth quarter. The increase in Software segment revenues between years was due primarily to increased VOD software subscription revenues from Comcast and Cox and the inclusion of revenue in this year’s fourth quarter from the recently acquired eventIS. Partially offsetting these revenue increases was lower Advertising and Broadcast software revenue due to the impact of the challenging advertising market affecting capital spending for these product areas.

The Servers and Storage segment generated revenue of $12.3 million in the fourth quarter of fiscal 2010 which was $5.4 million lower than revenues of $17.7 million for the fourth quarter of fiscal 2009. The decrease in Servers and Storage revenue from an unusually strong fourth quarter of last year was due to lower VOD server shipments to smaller North American cable television customers. In addition, the segment’s year over year revenue decline was due to lower Broadcast server revenue resulting from the soft advertising market as noted.

The Media Services segment revenues of $5.8 million for the fourth quarter were $1.6 million or 38% higher than comparable revenue for the fourth quarter of fiscal 2009. The year over year increase in revenues was due primarily to increased VOD content processing fees from customers in Greece and Turkey combined with recent contract awards from customers in France and Dubai.

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SeaChange Q4 FY ’10 Earnings/Page 3

Financial Guidance and Leadership Changes

Commenting on guidance, Bill Styslinger, SeaChange CEO & Chairman, noted, “We are currently tracking to the revenue guidance we provided in December for fiscal year 2011 revenues of $225-$235 million. Relative to the first quarter, we expect industry seasonality to impact our financial performance. With that in mind, we are targeting fiscal 2011 first quarter revenue to be in the range of $52-$54 million. This top line guidance is based on continued strength in VOD software deployments at key U.S. cable television providers and the addition of eventIS and VividLogic software revenue. We are targeting GAAP break-even results for the first quarter and non-GAAP EPS in the range of $0.06-$0.08 per share. The GAAP and non-GAAP earnings guidance for the first quarter excludes estimated severance charges of $1.5 to $1.8 million related to first quarter headcount reductions for which the Company has notified effected personnel. In addition, we are expecting second half fiscal 2011 revenues to be higher than first half revenues based on stronger VOD software deployments worldwide.”

The Company also announced the departure of Ed Dunbar, who had held the role of President and COO. Yvette Kanouff has been promoted to President, where she will be responsible for the Company’s business development, overall product strategy, product management, communications and investor relations. Additionally, Erwin van Dommelen has been promoted to President of SeaChange Software, where he will be responsible for the Software business including growth, profit, engineering, product roadmaps and direction, and the general management of the business unit.

Styslinger commented on the management changes, “I would like to note that Ed has been a great colleague and friend over the years, and I appreciate his time and contributions to SeaChange. We all wish him well in his future endeavors. We also look forward to working with Yvette Kanouff and Erwin van Dommelen in their new roles. They have gained much respect in the industry in their prior roles and we’re confident that they will continue that trend in their new positions.”

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SeaChange Q4 FY ’10 Earnings/Page 4

The Company announced that it was targeting a 10% pre-tax margin for the Software business by close of fiscal year 2011 and a 15% pre-tax margin by close of fiscal year 2012. The Company announced plans to leverage its worldwide investments and to create efficiencies through three main areas: off-shoring, creating re-usable components, and evaluating the Company’s product portfolio. In connection with this, the Company announced first quarter headcount reductions in various areas that are expected to generate annual savings of $5.0-$6.0 million beginning in this year’s second quarter.

“We are on target to accomplish our goals for fiscal year 2011. We accomplished a significant milestone in fiscal 2010 by growing our recurring software revenue to over 60%. This accomplishment allows us to now focus on an increased bottom line which will create shareholder value in fiscal 2011,” noted Styslinger.

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EST, which will be available live and archived at www.schange.com/IR/.

About SeaChange International

SeaChange International is a leading provider of software applications, services and integrated solutions for video-on-demand (VOD), digital advertising, and content acquisition monetization and management. Its powerful and open VOD and advertising software and scalable hardware enable cable and telco operators, as well as broadcasters, to provide new on-demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy Award-winning and patented technology, thousands of SeaChange deployments are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

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SeaChange Q4 FY ’10 Earnings/Page 5

Safe Harbor Provision

Any statements contained in this document, including the accompanying prepared remarks and letter from the Company’s Chief Executive Officer and Chairman, that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; current economic and market conditions that make forecasting difficult, including the decline in the market for broadcast and software and capital equipment; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; the ability of the Company to integrate businesses acquired by the Company, including eventIS Group B.V., VividLogic, Inc. and Mobix Interactive Ltd.; future acquisitions or joint ventures that are unsuccessful; impairment of the Company’s goodwill or intangible assets, in particular related to acquired businesses; a decline in demand or average selling price for the Company’s products; the Company’s ability to manage its growth; unanticipated delays in or costs and expenses relating to implementation of cost reduction plans; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to obtain licenses or distribution rights for third-party technology at acceptable prices; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the performance of companies in which the Company has made equity investments, including Casa Systems and On Demand Deutschland GmBH & Co. KG; risks in the Company’s investments that adversely affect the value or liquidity of the investments; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; any weaknesses over internal controls over financial reporting; any additional tax liabilities that the Company may be subject to; system errors, failures or disruptions; and volatility of the Company’s stock price.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2009. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made.

The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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SeaChange Q4 FY ’10 Earnings/Page 6

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that we believe are helpful in understanding our past financial performance and future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and make operating decisions. Our non-GAAP financial measures include adjustments based on the following items, as well as the related income tax effects:

Deferred software revenue: Business combination accounting rules require us to account for the fair value of customer contracts assumed in connection with our acquisitions. In connection with the acquisition of eventIS Group B.V. on September 1, 2009, the book value of our deferred software revenue was reduced by approximately $5.3 million in the adjustment to fair value. Because these customer contracts may take up to 18 months to complete, our GAAP revenues subsequent to this acquisition do not reflect the full amount of software revenues on assumed customer contracts that would have otherwise been recorded by eventIS Group B.V. We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on similar customer contracts, although we cannot be certain that customers will renew these contracts.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation and stock-based payroll expenses from our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets from our non-GAAP operating expenses and net income measures. Amortization of intangibles is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to revenues earned during the periods presented and will contribute to future period revenues as well. Amortization of intangibles assets will recur in future periods.

Acquisition related and other expenses: We incurred significant expenses in connection with our acquisitions of eventIS Group B.V. and VividLogic, Inc. and also incurred certain other operating expenses, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related and other expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related professional services. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

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SeaChange Q4 FY ’10 Earnings/Page 7

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	January 31, 2010	January 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,647	$62,458
Restricted cash	73	1,431
Marketable securities	2,114	9,447
Accounts receivable, net	54,278	46,108
Inventories, net	17,830	17,251
Prepaid expenses and other current assets	7,253	3,902
Deferred tax asset	2,474	217

Total current assets	121,669	140,814
Property and equipment, net	39,682	35,217
Marketable securities, long-term	8,688	12,415
Investments in affiliates	13,697	13,043
Intangible assets, net	26,264	4,621
Goodwill	55,876	27,422
Other assets	1,271	451

Total assets	$267,147	$233,983

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,371	$11,951
Other accrued expenses	11,174	10,974
Customer deposits	4,279	1,966
Deferred revenues	34,158	26,237
Deferred tax liability	800	137

Total current liabilities	60,782	51,265
Deferred revenue, long-term	12,635	6,737
Long term liabilities	6,574	—
Distribution and losses in excess of investment	1,469	1,745
Deferred tax liabilities and income taxes payable	7,765	2,000

Total liabilities	89,225	61,747

Stockholders’ equity:
Common stock	326	318
Additional paid-in capital	211,504	206,411
Treasury stock	(8,757)	(5,989)
Accumulated deficit	(17,450)	(18,773)
Accumulated other comprehensive loss	(7,701)	(9,731)

Total stockholders’ equity	177,922	172,236

Total liabilities and stockholders’ equity	$267,147	$233,983

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SeaChange Q4 FY ’10 Earnings/Page 8

SeaChange International, Inc.

Condensed Consolidated Statement of Operations—Unaudited

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31, 2010	January 31, 2009	January 31, 2010	January 31, 2009
Revenues	$52,992	$53,952	$201,665	$201,836
Cost of revenues	26,028	26,201	98,412	98,540

Gross profit	26,964	27,751	103,253	103,296

Operating expenses:
Research and development	13,231	11,031	50,664	43,042
Selling and marketing	6,260	6,987	25,842	27,506
General and administrative	5,683	5,430	21,719	20,979
Amortization of intangibles	982	389	2,826	1,575

	26,156	23,837	101,051	93,102

Income from operations	808	3,914	2,202	10,194
Other income (expense), net	(594)	(467)	145	1,125

Income before income taxes and equity loss in earnings of affiliates	214	3,447	2,347	11,319
Income tax provision	(34)	1,524	(371)	(575)
Equity loss in earnings of affiliates	(136)	(194)	(653)	(770)

Net income	$44	$4,777	$1,323	$9,974

Basic income per share	$—	$0.16	$0.04	$0.32

Diluted income per share	$—	$0.15	$0.04	$0.32

Weighted average common shares outstanding:
Basic	30,927	30,710	30,860	30,724
Diluted	31,530	31,306	31,433	31,192

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SeaChange Q4 FY ’10 Earnings/Page 9

SeaChange International, Inc.

Condensed Consolidated Operating Segments—Unaudited

(in thousands)

	Three Months Ended		Twelve Months Ended
	January 31, 2010	January 31, 2009	January 31, 2010	January 31, 2009
Software
Revenue:
Products	$17,092	$17,481	$66,968	$78,397
Services	17,800	14,549	64,346	53,840

Total revenue	34,892	32,030	131,314	132,237
Gross profit	21,209	18,257	79,543	76,087
Operating expenses:
Research and development	10,360	8,420	39,592	33,373
Selling and marketing	4,074	4,021	16,624	16,417
General and administrative	430	—	502	—
Amortization of intangibles	744	364	2,246	1,456

	15,608	12,805	58,964	51,246

Income from operations	$5,601	$5,452	$20,579	$24,841

Servers and Storage
Revenue:
Products	$8,533	$13,720	$34,974	$38,975
Services	3,779	4,002	15,583	14,665

Total revenue	12,312	17,722	50,557	53,640
Gross profit	4,035	8,837	20,426	24,865
Operating expenses:
Research and development	2,871	2,611	11,072	9,669
Selling and marketing	2,186	2,951	9,218	11,025

	5,057	5,562	20,290	20,694

(Loss) income from operations	$(1,022)	$3,275	$136	$4,171

Media Services
Service revenue	$5,788	$4,200	$19,794	$15,959
Gross profit	1,720	657	3,284	2,344
Operating expenses:
Selling and marketing	—	15	—	64
General and administrative	671	599	3,015	3,049
Amortization of intangibles	237	25	580	119

	908	639	3,595	3,232

Income (loss) from operations	$812	$18	$(311)	$(888)

Unallocated Corporate
Operating expenses:
General and administrative	$4,583	$4,831	$18,202	$17,930

Total unallocated corporate expenses	$4,583	$4,831	$18,202	$17,930

Consolidated income from operations	$808	$3,914	$2,202	$10,194

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SeaChange Q4 FY ’10 Earnings/Page 10

SeaChange International, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures—Unaudited

(in thousands)

	Three Months Ended January 31, 2010			Three Months Ended January 31, 2009			Twelve months Ended January 31, 2010			Twelve months Ended January 31, 2009
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues (1)	$52,992	$1,076	$54,068	$53,952	$—	$53,952	$201,665	$1,807	$203,472	$201,836	$—	$201,836
Operating expenses	26,156	—	26,156	23,837	—	23,837	101,051		101,051	93,102	—	93,102
Stock-based compensation (2)	—	740	740	—	1,118	1,118	—	3,105	3,105	—	3,954	3,954
Amortization of intangible assets—eventIS (3)	—	585	585	—	—	—	—	978	978	—	—	—
Amortization of intangible assets—other (3)	—	487	487	—	469	469	—	2,487	2,487	—	2,025	2,025
Acquisition related costs (4)	—	351	351	—	—	—	—	1,413	1,413	—	—	—

	26,156	2,163	28,319	23,837	1,587	22,250	101,051	7,983	93,068	93,102	5,979	87,123

Income from operations	808	3,239	4,047	3,914	1,587	5,501	2,202	9,790	11,992	10,194	5,979	16,173

Income tax impact expense (benefit) (5)	34	972	1,006	(1,524)	551	(973)	371	3,106	3,477	575	2,073	2,648

Net income	$44	$2,267	$2,311	$4,777	$1,036	$5,813	$1,323	$6,684	$8,007	$9,974	$3,906	$13,880

Diluted income per share	$0.00	$0.07	$0.07	$0.15	$0.04	$0.19	$0.04	$0.21	$0.25	$0.32	$0.12	$0.44

Diluted weighted average common shares outstanding	31,530	31,530	31,530	31,306	31,306	31,306	31,433	31,433	31,433	31,192	31,192	31,192

(1)	Business combination accounting rules require us to account for the fair value of deferred revenue assumed in connection with an acquisition. This non-GAAP adjustment reflects the full amount of software contract revenue that would otherwise been recorded subsequent to our acquisition of eventIS Group B.V.

(2)	For GAAP purposes, stock-based compensation is included in the following expense categories:

	Three Months Ended		Twelve Months Ended
	January 31, 2010	January 31, 2009	January 31, 2010	January 31, 2009
Cost of revenues	$99	$112	$417	$443
Research and development	241	262	815	1,074
Selling and marketing	110	148	505	657
General and administrative	290	596	1,368	1,780

Total stock-based compensation	$740	$1,118	$3,105	$3,954

(3)	The intangible assets recorded at fair value as a result of our acquisitions are amortized over the estimated useful life of the related asset. Amortization expense related to intangible assets is included in the following expense categories:

	Three Months Ended		Twelve Months Ended
	January 31, 2010	January 31, 2009	January 31, 2010	January 31, 2009
Cost of revenues:
eventIS	$237	$—	$396	$—
Other	(149)	81	241	450
Operating expenses:
eventIS	348	—	582	—
Other	636	388	2,246	1,575

Total amortization of intangibles	$1,072	$469	$3,465	$2,025

(4)	We incurred expenses in connection with our acquisition of eventIS Group B.V. and VividLogic Inc. during fiscal 2010 which would not have otherwise occurred in the periods presented as part of our operating expenses.

(5)	The non-GAAP income tax adjustment reflects the effective income tax rate for the tax jurisdiction in which the non-GAAP adjustment occurs.

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SeaChange Q4 FY ’10 Earnings/Page 11

SeaChange International, Inc.

Fourth Quarter Fiscal 2010 Financial Results

Prepared Remarks

March 11, 2010

SeaChange is providing a copy of these prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly earnings conference call. As previously scheduled, the conference call will begin today, March 11, 2010 at 5:00 p.m. EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:

•	Telephone 888-287-3944 (U.S.) and 706-758-3938 (International)

•	Conference ID: 579-636-34

•	Webcast: www.schange.com/IR (An archived webcast will be available at this site)

Fiscal 2010 Fourth Quarter Financial Discussion

Revenues for the fourth quarter of fiscal 2010 amounted to $53.0 million, which were $1.0 million lower than revenues of $54.0 million generated in the fourth quarter of last year. Non-GAAP revenues for the fourth quarter were $54.1 million which were $0.1 million higher than last year’s revenue for the fourth quarter. From an operating segment perspective, revenues from our Software segment for the fourth quarter were $34.9 million, which were $2.9 million or 9% higher than revenues of $32.0 million for the fourth quarter of fiscal 2009. Increased VOD software subscription revenue from Comcast and Cox during the quarter combined with revenues from eventIS were partially offset by lower Advertising and Broadcast software revenue resulting from the softer advertising market.

Servers and Storage segment revenues of $12.3 million were $5.4 million lower than revenues of $17.7 million included in last year’s fourth quarter. The decrease in Servers and Storage revenues between years was due primarily to lower VOD server shipments principally to smaller North American service providers. In addition, Servers and Storage revenue for this year’s fourth quarter was adversely impacted by lower Broadcast server shipments due to the less favorable advertising environment for broadcaster capital spending.

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SeaChange Q4 FY ’10 Earnings/Page 12

The Media Services segment generated revenues of $5.8 million for the fourth quarter which was $1.6 million or 38% higher than revenues of $4.2 million in the fourth quarter of fiscal 2009. The increase in Media Services revenues between years was due mainly to increased VOD content services revenues from customers in Germany, Greece and Turkey. In addition, revenues from new customers in France, Dubai and Cyprus contributed to the year over year revenue increase.

Geographically, revenue for the fourth quarter of fiscal 2010 included 57% in North America, 30% in Europe, Middle East and Africa, 8% in Latin America and 5% in Asia Pacific. Comcast, Virgin Media and Cox Communications were 10% or greater customers in the fourth quarter of fiscal 2010.

Revenues for all of fiscal 2010 amounted to $201.7 million which were $0.1 million lower than the $201.8 million of revenues generated in fiscal 2009. Higher VOD software license and subscription revenues derived from increased VOD deployments at primarily North American service providers combined with accelerated revenue growth in Media Services were essentially offset by reduced Advertising and Broadcast product revenues for the reasons cited earlier.

Total gross margin of 50.9% for the fourth quarter was 0.5 points lower than total gross margin of 51.4% for the fourth quarter of fiscal 2009. Reviewing gross margin by business segment, Software segment gross margin for this year’s fourth quarter of 60.8% was 3.8 points higher than gross margin of 57.0% for the fourth quarter of last year. The increase in Software gross margin between years is due to higher sales volume-related VOD subscription revenue along with a more favorable mix of higher margin VOD software licensing revenue.

Servers and Storage gross margin of 32.8% for the fourth quarter of fiscal 2010 was 17.1 points lower than gross margin of 49.9% for the fourth quarter of fiscal 2009. The decrease in the Servers and Storage’s gross margin between years was due to a greater proportion of lower margin VOD server shipments in this year’s fourth quarter compared to the fourth quarter of last year. VOD server gross margins are expected to be in excess of 40% as they revert to historical levels in fiscal 2011 as the Company begins shipping a higher performance and less costly VOD server this quarter.

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SeaChange Q4 FY ’10 Earnings/Page 13

Media Services gross margin of 29.7% for this year’s fourth quarter was 14.1 points higher than gross margin of 15.6% in the fourth quarter of last year. The increase in gross margin between years was due mainly to recent contract awards that generated higher than historical gross margin for the segment. In addition, the completion of the in-sourcing of content preparation and processing activities combined with higher overall revenues from existing Media Services customers increased service cost utilization driving gross margin improvement for the fourth quarter.

Total gross margin for the full year of fiscal 2010 was 51.2% which was flat with gross margin for all of fiscal 2009. Significant improvement in Software segment gross margin due to higher VOD software subscription margin and a greater mix of higher margin VOD software revenue was essentially offset by lower Servers and Storage gross margin due to lower margin VOD server shipments in the second half of fiscal 2010.

Operating expenses for the fourth quarter of $26.2 million were $2.4 million higher than the $23.8 million of operating expenses incurred in the fourth quarter of last year. The acquisition of eventIS in the third quarter contributed $2.7 million of operating expenses in the fourth quarter. In addition, the Company incurred $0.4 million of one-time transaction costs in this year’s fourth quarter primarily related to the completion of the Company’s acquisition of VividLogic, Inc. which closed subsequent to year end. Partially offsetting these increases in operating expenses for this year’s fourth quarter were lower sales commission and other compensation expenses.

Reported operating expenses for all of fiscal 2010 of $101.1 million was $8.0 million higher than operating expenses of $93.1 million for fiscal 2009. The acquisition of eventIS accounted for $4.5 million of the increase in operating expenses between years. The remaining increase in operating expenses was attributable to increased research and development headcount-related expenses primarily for the middleware product line.

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SeaChange Q4 FY ’10 Earnings/Page 14

The Company generated GAAP break-even results for the fourth quarter of fiscal 2010 compared to GAAP net income of $4.8 million for the fourth quarter of last year. On a GAAP earnings per share basis, the Company had break-even results compared to GAAP diluted earnings per share of $0.15 per share for the same period last year. Non-GAAP net income for this year’s fourth quarter was $2.3 million compared to non-GAAP net income of $5.8 million for the fourth quarter of last year. The corresponding non-GAAP earnings per share for this year’s fourth quarter were $0.07 per share compared to non-GAAP earnings per share of $0.19 per share for the fourth quarter of last year.

For all of fiscal 2010, GAAP net income and earnings per share was $1.3 million and $0.04 per share, respectively, compared to GAAP net income and earnings per share of $10.0 million and $0.32 per share, respectively, for all of fiscal 2009. Non-GAAP net income and earnings per share for fiscal 2010 was $8.0 million and $0.25 per share, respectively, compared to non-GAAP net income and earnings per share of $13.9 million and $0.44 per share, respectively, for fiscal 2009.

From a balance sheet perspective, the Company ended fiscal 2010 with cash and marketable securities of $48.5 million and no debt compared to $53.4 million and no debt at October 31 of this year. The reduction in cash and marketable securities in the fourth quarter of this year was related mainly to a $12.5 million increase in accounts receivable caused by the timing of the shipment of several large orders at the end of the quarter combined with our annual product maintenance billings to customers in January of this year. In addition, for cash flow purposes, $1.6 million of capital expenditures in the fourth quarter along with the accounts receivable increase was partially offset by $3.8 million of non-cash depreciation, amortization and stock compensation expense.

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SeaChange Q4 FY ’10 Earnings/Page 15

A letter from Bill Styslinger, CEO & Chairman, SeaChange International:

Dear Shareholders,

As we close out our fiscal year and look towards the future, I’d like to take the opportunity to provide some highlights and guidance.

It’s been a challenging week for us as we’ve said goodbye to a number of old friends. We are at the point where our software business can stand on its own and produce a good profit. We will take advantage of synergies with our recent acquisitions, reviewing strategically our products, utilizing our offshore facilities and making use of a broad development strategy of reusable components to reduce various costs over time and in particular the percent of R&D in software.

As we look towards fiscal 2011, we will be focusing on shareholder value. The major achievement of exceeding 60% recurring software revenue this last year allows us to now focus on spending and consolidation efficiencies. As I have mentioned in the past, we will be focusing on our software business, with specific concentration on lower R&D expenses, growth readiness, and Over-The-Top products.

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SeaChange Q4 FY ’10 Earnings/Page 16

Management Changes

There have been a few management changes that I would like to share with you. The first is the departure of Ed Dunbar. Ed has been a wonderful colleague and friend over the years, and we appreciate his time and contributions to SeaChange. I wish him well in his future endeavors. Yvette Kanouff has been promoted to President. Yvette came to SeaChange to establish the VOD business and more recently established and grew the company’s software business. She is much respected by all of us and by our industry, she has won numerous industry leadership awards and we welcome her in her new position. In her new role, Yvette will be focused on overall product strategy, business development, product management, communications, and investor relations. I’d also like to mention the promotion of Erwin van Dommelen to President of Software. Erwin came to us from eventIS, and he has shown skill in managing a nimble and growing software business. He successfully grew the eventIS business to become the leading cable software provider in Europe. In his new role Erwin will be responsible for the entire software business including growth, profit, engineering, product roadmaps and direction, and the general management of the business unit. I look forward to working with Erwin in this new, greater capacity.

Bottom Line Focus

While we’ve talked a lot about the opportunities that our industry has for SeaChange, this year will be about driving shareholder value and the bottom line. We remain bullish on the industry opportunities, but equally important are the areas over which we have control regardless of the timing of top line impacts. The future of our company is software centric; as a result we are taking various steps to position ourselves for further success in the software arena. As a result of re-alignment, we announced several headcount reductions in various business areas.

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SeaChange Q4 FY ’10 Earnings/Page 17

I’d like to provide some detail of our long term goals. We’re targeting a 10% pre-tax margin for the software business by close of Fiscal 2011 and a 15% pre-tax margin by close of Fiscal 2012. Some further detail is as follows:

Gross Margin 60%

R&D 22%–25%

Sales and Marketing 11%–13%

G&A 7%–9%

Amortization 3%

I realize these goals are aggressive, but the strong recurring revenue and market position of our software business makes these short and long term goals achievable.

Today our R&D expenses are around 30%. The reason for this R&D percentage is to secure our position in this industry as the leading software company. We would not be in this position if we did not spend this level of R&D. Many customers have unique integration and customization needs, and that investment has made us valuable to our customers, as well as difficult to displace, as it would take a significant investment to duplicate that work. That said, we do plan to get under 26% investment in R&D expenses as a goal for FY11 and 22% for FY12. R&D remains an important investment for our future, so it needs to be very carefully managed and planned. To accomplish our R&D goals, we’re concentrating on three major areas:

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SeaChange Q4 FY ’10 Earnings/Page 18

1.	Off-shoring – It is very important to mix the expertise close to the customer (e.g. North America or EMEA) with execution in Manila and China. We’re starting to see successful product transitions to these areas, while maintaining the design and management of software products in the current facilities. This will continue as we design products and specifications in the U.S. and EMEA and help with the execution in China and Manila. Our R&D expenses have remained on the high side while we bring those countries up to speed and transition products. The expenses will go down when either (1) revenue grows in new product areas and/or (2) transitions to these countries progresses.

2.	Re-usable components – We have invested in various software companies including ZQ, Liberate, VividLogic, eventIS, DVA, and Mobix, with a mix of domestic and international investment. We’ve embarked on a next generation architecture of re-usable components such that each development center can use each other’s components and yet have the customization and integrations needed locally. This has been a significant R&D investment for us. We foresee a benefit as a global software company that can be very nimble and build flexible software products, taking advantage of all of development groups. Each group is focusing on an area of expertise that others will use. We expect that as we begin to see the shareability of these components in fiscal year 2011, we’ll eliminate duplication and overlap of products, resulting in lower R&D costs.

3.	Product Portfolio – We are also reviewing our entire product portfolio. This year we will focus on those products that have a clear and strong path for success. This will also help lower R&D expenses.

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SeaChange Q4 FY ’10 Earnings/Page 19

I’d like to reiterate that one of the most important accomplishments of this last year is the achievement of over 60% recurring revenue in the software business unit. As we look towards our opportunities, we know this is a great business for us to be in, and we’ve built a solid, recurring revenue based business. With a significant focus on the bottom line in FY11 we have a solid business even if we don’t always have clear transparency on customer spending timelines and growth.

Quarter update and growth indicators

As we close both the quarter and the year, I’d like to mention some highlights in various geographies:

EMEA

•	We won, rolled out, and launched VOD Advertising at Virgin Media throughout its entire footprint

•	We won the back-office software business for a new geography with a large multi-national operator in EMEA, expanding our footprint there

•	We expanded software systems in Germany with one of the largest European operators including dual screen (set-top and PC streaming) software

•	We added two new VOD customers in Southern Europe

•	We expanded our Channel Management Software to four new customers in EMEA

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SeaChange Q4 FY ’10 Earnings/Page 20

•	We are expecting a significant growth in On Demand Group (ODG) revenue this fiscal year. A few further ODG/Media Services highlights include:

•

The first long-form content mobile SVOD service on 3UK is going well. 3UK has the largest number of 3G subscribers in the U.K. As a result of these developments, it’s opening up opportunities for expansion with other Hutchison Whampoa companies

•	ODG saw a 38% revenue growth from fiscal 2009 to fiscal 2010 using local currencies and we see an approximate 25% growth from fiscal 2010 to fiscal 2011

•	The European market has seen an increasing trend towards content aggregation outsourcing, which should provide more opportunities for ODG in the near future

•

ODG completed the commissioning of its state-of-the-art digital processing workflow factory, thereby enabling it to take more control of the value chain and to process content faster, cheaper, and in multiple languages. Prior to Q3 all of this activity was outsourced and this strategic change has not only enabled ODG to scale up to meet the increased sales activity, but has also resulted in a doubling of the gross margin levels achieved on those sales. Gross margins at 22% in the second half of the year just ended were up from 10% during the first half of the year. It has therefore meant that ODG has been able to expand its activities such that it is now supplying VOD and SVOD content services on 12 distribution platforms across 9 territories in six languages. The improved margins delivered significant improvements in the profitability of the media services division during the second half of the year, despite having to fund the launch investments associated with seeding new markets like France and the Middle East. We expect these improved margin rates to continue to be achieved during the current year

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SeaChange Q4 FY ’10 Earnings/Page 21

APAC

•	We expanded our TV channel management software to two new customers in APAC

•	We continued our rollout of Digivision in India

•	We continued expansion with KDDI

Americas

•	We won 2 new customers for our new workflow software called AssetFlow

•	We won Centralized Recording System for one of our largest U.S. customers

•	We received a large expansion order for Cablevision Mexico

•	We won a large CDN order for one of our largest customers in the U.S.

•	We expanded footprint in the US with operators that have selected us as their single back-office provider

•	We added three new software subscription customers and plan to add another three within the first quarter of fiscal 2011

•	We completed a master purchase contract with Rogers

•	We see significant growth in VOD advertising

•

Three North American and four international customers are looking at expanding their current software platform to include multiple screens and/or over the top software with us. We also have our over the top software in labs for one MSO and one telco

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SeaChange Q4 FY ’10 Earnings/Page 22

•	We’re working with two large North American telcos on linear advertising solutions which we expect to grow over the next few years

•	VividLogic is gaining traction with contracts in several major MSOs in addition to the CE companies such as Funai, Mitsubishi, Panasonic, Pace, and Cisco

We see Over The Top software as a major opportunity for us. We’ve won several over the top software customers and with the recent news about Viacom pulling out of Hulu, we see further opportunity for our customers to lead in the over the top space. We also see significant interest in customers offering services out of network, which our software supports for both linear and on-demand programming. We continue active discussions with various operators in relation to our over the top solution.

Guidance

It’s been a difficult economic climate this past year. We’ve accomplished much, especially by achieving a 60% recurring software revenue, yet there is much left to be done.

We remain on track with our guidance of $225-235 million for fiscal 2011, as mentioned on last earnings call. For the first quarter, we are forecasting revenues of $52-$54 million which reflects continued strength within our core VOD software relative to increased licensing and subscription revenue from our larger North American customers. In addition, we expect to see software revenue growth from our recent acquisitions of eventIS and VividLogic. We are targeting first quarter GAAP break-even results and non-GAAP EPS in the range of $0.06-$0.08 per share as increased operating expenses related to the VividLogic acquisition are essentially offset by margin improvements in the Servers and Storage segment. The GAAP and non-GAAP earnings guidance for the first quarter excludes an estimated charge in the range of $1.5-$1.8 million related to severance charges for headcount reductions in the first quarter. We forecast the year to progressively improve as VOD software and over the top deployments are expected to increase worldwide as content becomes increasingly available for VOD and as the global economics improve.

I look forward to working with all of you throughout the year as we work to achieve shareholder value and a focus on the bottom line goals.

With best regards,

Bill Styslinger